UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: December 23, 2016
(Date of earliest event reported)

Forbes Energy Services Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)
(361) 664-0549
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 – Entry into a Material Definitive Agreement
As previously disclosed, on October 14, 2016, Forbes Energy Services, or the Company, and its domestic subsidiaries, or the Subsidiaries, entered into the First Amendment to Forbearance Agreement and Fourth Amendment to Loan and Security Agreement, or the First Amendment, to amend the Forbearance Agreement and Fourth Amendment to Loan and Security Agreement, or the Original Forbearance Agreement, by and among the Company, the Subsidiaries, Regions Bank, as Agent, and the lenders from time to time party thereto, or the Lenders. Pursuant to the First Amendment, Agent and the Lenders agreed to forbear through December 28, 2016, or the Forbearance Period, from exercising default remedies or accelerating any indebtedness under the Company’s loan agreement with Agent and the Lenders, or the Loan Agreement, resulting from the Company’s failure to make its semi-annual interest payment due on June 15, 2016 on the 9% senior notes due 2019.
On December 23, 2016, the Company, the Subsidiaries, Agent and the Lenders entered into the Amended and Restated Forbearance Agreement and Fourth Amendment to Loan and Security Agreement, or the Restated Agreement, to amend and restate the Original Forbearance Agreement and the First Amendment. Pursuant to the Restated Agreement, Agent and the Lenders agreed to (i) extend the Forbearance Period to until the earlier to occur of (a) 5.01 p.m. on January 31, 2017 and (b) certain other specified events under the terms of the Restated Agreement, (ii) forbear from exercising certain remedies available to them resulting from the occurrence of contemplated additional Events of Defaults (as defined in the Loan Agreement) and (iii) amend certain terms of the Loan Agreement, including by reducing the Commitments (as defined in the Loan Agreement).
The foregoing description is a summary and is qualified in its entirety by reference to the Restated Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by this reference.
Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.
	10.1*	Amended and Restated Forbearance Agreement and Fourth Amendment to Loan and Security Agreement dated as of December 23, 2016.
*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: December 28, 2016	By: /s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer